Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS 2011 SECOND QUARTER RESULTS
Total Revenues Rose 10.6%
Second Sequential Comparable Quarter Increase in Lease Revenues
Enters Five More New Markets for a Year-to-Date Total of Eight
Tempe, AZ — August 4, 2011 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the second quarter and six months ended June 30, 2011.
Non-GAAP Second Quarter 2011 Compared to Non-GAAP Second Quarter 2010
•	Total revenues rose 10.6% to $90.5 million from $81.8 million;
•	Leasing revenues rose 7.6% to $78.4 million from $72.9 million;
•	Lease revenues comprised 86.6% of total revenues compared to 89.1% of total revenues;
•	Sales revenues rose 35.3% to $11.5 million from $8.5 million;
•	Sales margins were 38.6% compared to 31.9%;
•	EBITDA was $34.1 million, up 6.5% compared to $32.0 million;
•	Net income rose 50.9% to $8.3 million from $5.5 million; and
•	Diluted earnings per share increased 46.2% to $0.19 from $0.13.
Other Second Quarter 2011 Highlights
•	Strongest second quarter over first quarter total and lease revenue growth rates since 2006;
•	Free cash flow was $11.2 million;
•	Net debt was paid down by $11.7 million;
•
Yield (total lease revenues per unit on rent) increased 5.5% compared to the second quarter of 2010 and 5.7% compared to the first quarter of 2011 primarily due to an increase in trucking and ancillary revenues;

•	Average utilization rate was 55.8% in the second quarter, up from 53.9% in the preceding quarter and 52.4% in the second quarter of 2010; and

•	Excess availability under our revolver at June 30, 2011 was $418.5 million.
Non-GAAP First Half 2011 Compared to Non-GAAP First Half 2010
•	Total revenues increased 9.2% to $173.4 million from $158.7 million;

•	Leasing revenues rose 5.6% to $151.1 million and comprised 87.1% of total revenues compared to $143.1 million and 90.2% of total revenues;

•	Sales revenues rose 41.2% to $20.9 million with margins of 37.4% compared to $14.8 million with margins of 33.3%;
•	EBITDA rose 3.1% to $63.9 million or 36.9% of total revenues from $62.0 million or 39.0% of revenues;
•	Net income increased 44.2% to $13.4 million compared to $9.3 million;
•	Diluted earnings per share increased 42.9% to $0.30 from $0.21;
•	Free cash flow was $33.5 million compared to $31.5 million; and
•	Net debt was reduced by $31.2 million, after payment of a $1.1 million call premium related to the redemption of $22.3 million of MSG Senior Notes, compared to $34.3 million.

Mobile Mini, Inc. News Release August 4, 2011	Page 2
Non-GAAP results for the second quarter ended June 30, 2011 exclude $0.6 million relating primarily to the restructuring of our operations. Non-GAAP results for the six months ended June 30, 2011 exclude $1.3 million of debt restructuring expense representing the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and $0.8 million relating primarily to the restructuring of our operations. Non-GAAP results for second quarter and six months ended June 30, 2010 exclude approximately $1.2 million and $3.4 million, respectively, of expenses relating primarily to the restructuring of our operations. Non-GAAP reconciliation tables are on page 6, and show the effects of these expenses to comparable GAAP figures.
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “Following strong first quarter gains, the positive momentum continued and actually strengthened in the second quarter. Second quarter total revenues increased 9.2% and lease revenues increased 7.9% over the first quarter of this year; these percentage increases represent our largest second quarter over first quarter gains since 2006.”
Mr. Bunger also stated, “Second quarter 2011 lease revenues increased 7.6% versus the same period last year, marking the second successive reporting period of comparable quarter gains. Also contributing to the 10.6% increase in total revenues was the more than 35% increase in sales revenues during the period. The sales margin was higher than normal due to growing demand in a strengthening business environment as well as the continued tight supply of used ISO containers in the ports.”
He continued, “We are very gratified with the direction of fleet utilization; while average utilization was 55.8% for the second quarter, at June 30, 2011, it rose to 57.1% reflecting heightened demand from all customer segments. Through June 30, 2011, units on rent have increased in all geographic regions in both North America and Europe. In addition, our ability to move lease assets to new markets as well as to other high demand markets, continues to benefit our utilization rate. Yield improved 5.7% over the first quarter of this year and 5.5% from the second quarter of 2010 due primarily to higher trucking and ancillary revenues.”
Mr. Bunger pointed out, “We are pleased with our 1.7 percentage point non-GAAP EBITDA margin expansion from the first to second quarter of this year, as both quarters fully reflect the build-out of our National Sales Center (NSC) under our hybrid sales approach. This increase from 36.0% for the first quarter to 37.7% for the second quarter demonstrates the operating leverage inherent in our business model. This quarter was also the first reporting period since the second quarter of 2009 that there was an improvement in our comparable quarter non-GAAP EBITDA. This improvement was achieved despite higher transportation, repairs & maintenance and payroll costs related to our increased business activity. New hires in operationally strategic areas such as IT and sales, and the full staffing of the NSC also added to our year over year payroll increase.”
Discussing new markets, Mr. Bunger went on to say, “Thus far this year, we have entered eight new markets. In addition to Albany, NY; Des Moines, IA and Columbus, GA, which we announced in May, we now or will soon have low-cost operational yards in Gainesville and Tallahassee, FL; Asheville and Wilmington, NC and Beaumont, TX. We continue to explore other locations and plan to enter several more by year-end either through greenfield operational yards or through small acquisitions.”
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “As of June 30, 2011, we had generated free cash flow for 14 consecutive quarters. Second quarter free cash flow totaled $11.2 million for a year-to-date total of $33.5 million. Cash flow from operations of $12.6 million less $1.4 million in capital expenditures enabled us to pay down an additional $11.7 million of debt in the second quarter, bringing the first half debt pay down to $31.2 million after payment of a $1.1 million call premium related to redeeming the remaining $22.3 million of outstanding MSG Senior Notes. We remain confident that we will continue to generate strong free cash flow and pay down debt through the second half. In the three years since the acquisition of Mobile Storage Group, Mobile Mini has generated free cash flow of $212.0 million and reduced its debt by $191.2 million. As a result of our senior note refinancing in November 2010, our debt pay down of $52.6 million for the trailing twelve months and lower interest rates, 2011 first half interest expense has been reduced by 15.5% or close to $5 million.”

Mobile Mini, Inc. News Release August 4, 2011	Page 3
Mr. Funk again pointed out, “Our balance sheet now reflects only one class of stock as the former Series A Convertible Redeemable Participating Preferred Stock automatically converted into an aggregate of 8,182,356 shares of our common stock effective April 14, 2011.”
Mr. Funk stated, “All of the initiatives that we have implemented to grow and optimize our operations and enhance our financial structure and liquidity, plus the operating leverage inherent in our business model are enabling us to maximize the impact of the economic rebound on our financial results. We therefore remain confident of comparable quarter gains in revenues, lease revenues, EBITDA and net income for the balance of the year.”
EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Thursday, August 4, 2011 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 239,600 portable storage containers and office units with 129 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, increase in utilization, and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT: Mark Funk, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 477-0241 www.mobilemini.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611
(See Accompanying Tables)

Mobile Mini, Inc. News Release August 4, 2011	Page 4
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2011	2010	2010
Revenues:	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Leasing	$78,422	$78,422	$72,911	$72,911
Sales	11,508	11,508	8,505	8,505
Other	593	593	427	427

Total revenues	90,523	90,523	81,843	81,843

Cost of sales	7,070	7,070	5,788	5,788
Leasing, selling and general expenses (2)	49,628	49,337	44,260	44,030
Integration, merger and restructuring expenses (3)	266	—	928	—
Depreciation and amortization	9,018	9,018	9,040	9,040

Total costs and expenses	65,982	65,425	60,016	58,858

Income from operations	24,541	25,098	21,827	22,985

Other income (expense):
Interest expense	(11,777)	(11,777)	(14,287)	(14,287)
Foreign currency exchange	(1)	(1)	(6)	(6)

Income before provision for income taxes	12,763	13,320	7,534	8,692
Provision for income taxes	4,821	5,035	2,755	3,200

Net income	7,942	8,285	4,779	5,492
Earnings allocable to preferred stockholders	(193)	(202)	(903)	(1,038)

Net income available to common stockholders	$7,749	$8,083	$3,876	$4,454

Earnings per share:
Basic	$0.18	$0.19	$0.11	$0.13

Diluted	$0.18	$0.19	$0.11	$0.13

Weighted average number of common and common share equivalents outstanding:
Basic	42,656	42,656	35,147	35,147

Diluted	44,594	44,594	43,790	43,790

EBITDA	$33,558	$34,115	$30,861	$32,019

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	Difference relates to non-recurring expenses excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations and are excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release August 4, 2011	Page 5
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2011	2010	2010
Revenues:	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Leasing	$151,101	$151,101	$143,090	$143,090
Sales	20,920	20,920	14,819	14,819
Other	1,361	1,361	812	812

Total revenues	173,382	173,382	158,721	158,721

Costs and expenses:
Cost of sales	13,089	13,089	9,878	9,878
Leasing, selling and general expenses (2)	96,716	96,385	87,122	86,852
Integration, merger and restructuring expenses (3)	471	—	3,154	—
Depreciation and amortization	17,813	17,813	18,180	18,180

Total costs and expenses	128,089	127,287	118,334	114,910

Income from operations	45,293	46,095	40,387	43,811

Other income (expense):
Interest income	—	—	1	1
Interest expense	(24,476)	(24,476)	(28,974)	(28,974)
Debt restructuring expense (4)	(1,334)	—	—	—
Foreign currency exchange	(2)	(2)	(14)	(14)

Income before provision for income taxes	19,481	21,617	11,400	14,824
Provision for income taxes	7,388	8,211	4,211	5,528

Net income	12,093	13,406	7,189	9,296
Earnings allocable to preferred stockholders	(970)	(1,160)	(1,359)	(1,737)

Net income available to common stockholders	$11,123	$12,246	$5,830	$7,559

Earnings per share:
Basic	$0.28	$0.31	$0.17	$0.22

Diluted	$0.27	$0.30	$0.16	$0.21

Weighted average number of common and common share equivalents outstanding:
Basic	39,138	39,138	35,115	35,115

Diluted	44,554	44,554	43,652	43,652

EBITDA	$63,104	$63,906	$58,554	$61,978

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	Difference relates to non-recurring expenses excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations and are excluded in the non- GAAP presentation.

(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release August 4, 2011	Page 6

	Non-GAAP Reconciliation to			Non-GAAP Reconciliation to
	Nearest Comparable GAAP Measure			Nearest Comparable GAAP Measure
	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration, merger			Integration, merger
		and restructuring			and restructuring
	Non-GAAP (1)	expenses & other (2)	GAAP	Non-GAAP (1)	expenses & other (2)	GAAP
Revenues	$90,523	$—	$90,523	$81,843	$—	$81,843
EBITDA	$34,115	$(557)	$33,558	$32,019	$(1,158)	$30,861
EBITDA margin	37. 7%	(0.6)%	37.1%	39.1%	(1.4)%	37.7%
Operating income	$25,098	$(557)	$24,541	$22,985	$(1,158)	$21,827
Operating income margin	27.7%	(0.6)%	27.1%	28.1%	(1.4)%	26.7%
Pre tax income	$13,320	$(557)	$12,763	$8,692	$(1,158)	$7,534
Net income	$8,285	$(343)	$7,942	$5,492	$(713)	$4,779
Diluted earnings per share	$0.19	$(0.01)	$0.18	$0.13	$(0.02)	$0.11

	Non-GAAP Reconciliation to				Non-GAAP Reconciliation to
	Nearest Comparable GAAP Measure				Nearest Comparable GAAP Measure
	Six Months Ended June 30, 2011				Six Months Ended June 30, 2010
	(in thousands except per share data)				(in thousands except per share data)
	(includes effects of rounding)				(includes effects of rounding)
		Integration,				Integration,
		merger and	Debt			and merger
		restructuring	restructuring			restructuring
	Non-GAAP (1)	expenses & other (2)	expense (3)	GAAP	Non-GAAP (1)	expenses & other (2)	GAAP
Revenues	$173,382	$—	$—	$173,382	$158,721	$—	$158,721
EBITDA	$63,906	$(802)	$—	$63,104	$61,978	$(3,424)	$58,554
EBITDA margin	36.9%	(0.5)%	—%	36.4%	39.0%	(2.2)%	36.9%
Operating income	$46,095	$(802)	$—	$45,293	$43,811	$(3,424)	$40,387
Operating income margin	26.6%	(0.5)%	—%	26.1%	27.6%	(2.2)%	25.4%
Pre tax income	$21,617	$(802)	$(1,334)	$19,481	$14,824	$(3,424)	$11,400
Net income	$13,406	$(493)	$(820)	$12,093	$9,296	$(2,107)	$7,189
Diluted earnings per share	$0.30	$(0.01)	$(0.02)	$0.27	$0.21	$(0.05)	$0.16

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations and other excludes non-recurring expenses incurred in the applicable period, and are excluded in the non-GAAP presentation.

(3)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release August 4, 2011	Page 7
This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
Non-GAAP SG&A permits a comparative assessment of our SG&A expenses by excluding certain non-recurring expenses. We define non-GAAP SG&A as GAAP selling, general and administrative expense less approximately $331,000 and $270,000 of non-recurring expenses in the first half of 2011 and 2010, respectively.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

Mobile Mini, Inc. News Release August 4, 2011	Page 8

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$33,558	$30,861	$63,104	$58,554
Interest paid	(17,971)	(10,925)	(23,354)	(25,902)
Income and franchise taxes paid	(524)	(516)	(590)	(649)
Share-based compensation expense	1,396	1,607	2,721	3,023
Gain on sale of lease fleet units	(4,026)	(2,451)	(7,119)	(4,477)
Gain on disposal of property, plant and equipment	(21)	(75)	—	(82)
Changes in certain assets and liabilities:
Receivables	(4,144)	(3,700)	(2,386)	2
Inventories	527	158	(367)	906
Deposits and prepaid expenses	1,158	1,272	853	2,224
Other assets and intangibles	(44)	(162)	(118)	(162)
Accounts payable and accrued liabilities	2,694	1,816	633	(5,302)

Net cash provided by operating activities	$12,603	$17,885	$33,377	$28,135

Reconciliation of net income to EBITDA and non-GAAP EBITDA:
Net income	$7,942	$4,779	$12,093	$7,189
Interest expense	11,777	14,287	24,476	28,974
Provision for income taxes	4,821	2,755	7,388	4,211
Depreciation and amortization	9,018	9,040	17,813	18,180
Debt restructuring expense	—	—	1,334	—

EBITDA	33,558	30,861	63,104	58,554
Integration, merger and restructuring expenses & other	557	1,158	802	3,424

Non-GAAP EBITDA	$34,115	$32,019	$63,906	$61,978

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$12,603	$17,885	$33,377	$28,135

Additions to lease fleet	(7,658)	(3,415)	(11,175)	(7,247)
Proceeds from sale of lease fleet units	9,825	7,384	18,028	12,823
Additions to property, plant and equipment	(3,609)	(1,701)	(6,800)	(2,258)
Proceeds from sale of property, plant and equipment	15	37	41	85

Net capital (expenditures) proceeds	(1,427)	2,305	94	3,403

Free cash flow	$11,176	$20,190	$33,471	$31,538

Mobile Mini, Inc. News Release August 4, 2011	Page 9
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)

ASSETS

Cash	$2,097	$1,634
Receivables, net	45,477	42,678
Inventories	20,017	19,569
Lease fleet, net	1,022,786	1,028,403
Property, plant and equipment, net	82,555	80,731
Deposits and prepaid expenses	7,595	8,405
Other assets and intangibles, net	20,060	23,478
Goodwill	513,487	511,419

Total assets	$1,714,074	$1,716,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$15,825	$13,607
Accrued liabilities	44,192	49,276
Lines of credit	388,853	396,882
Notes payable	94	289
Obligations under capital leases	1,861	2,576
Senior Notes, net	349,675	371,655
Deferred income taxes	174,210	165,567

Total liabilities	974,710	999,852

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,191 outstanding at December 31, 2010, stated at liquidation preference value	—	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 47,149 issued and 44,974 outstanding at June 30, 2011 and 38,962 issued and 36,787 outstanding at December 31, 2010	471	390
Additional paid-in capital	500,322	349,693
Retained earnings	296,335	284,242
Accumulated other comprehensive loss	(18,464)	(25,987)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	739,364	569,038

Total liabilities and stockholders’ equity	$1,714,074	$1,716,317